Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL YEAR 2010

ISSAQUAH, Wash., May 27, 2010 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2010. Net sales for the third quarter of fiscal 2010 increased twelve percent, to $17.39 billion, from $15.48 billion during the third quarter of fiscal 2009. Net sales for the first thirty-six weeks of fiscal 2010 increased ten percent, to $52.66 billion, from $48.00 billion during the first thirty-six weeks of fiscal 2009.

Comparable sales for the third quarter (12 weeks) and the first thirty-six weeks of fiscal 2010 were as follows:

	12 Weeks	36 Weeks
U.S.	6%	4%
International	26%	21%
Total	10%	7%

Comparable sales for the 12-week and 36-week periods, excluding the positive impacts from gasoline inflation and the strengthening of foreign currencies (primarily in Canada, the United Kingdom and Korea), were as follows:

	12 Weeks	36 Weeks
U.S.	3%	2%
International	8%	9%
Total	4%	3%

Net income for the third quarter of fiscal 2010 was $306 million, or $.68 per diluted share, compared to $210 million, or $.48 per diluted share, during the third quarter of fiscal 2009. Net income for the first thirty-six weeks of fiscal 2010 was $871 million, or $1.95 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2009 of $712 million or $1.62 per diluted share.

Third quarter results this year were positively affected by a partial reversal in the amount of $14 million (pre-tax) of a charge related to a Canadian tax liability, previously taken in the second quarter of fiscal 2007. Third quarter results last year were negatively impacted by a pretax charge of $34 million (pre-tax and mostly non-cash) related to a litigation settlement concerning our membership renewal policy.

Costco currently operates 568 warehouses, including 414 in the United States and Puerto Rico, 78 in Canada, 21 in the United Kingdom, seven in Korea, six in Taiwan, nine in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to five new warehouses prior to the end of its 2010 fiscal year on August 29, 2010.

A conference call to discuss these third quarter operating results is scheduled for 8:00 a.m. (PT) today, May 27, 2010, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 9, 2010	May 10, 2009	May 9, 2010	May 10, 2009
REVENUE
Net sales	$17,385	$15,477	$52,663	$48,001
Membership fees	395	329	1,158	1,043

Total revenue	17,780	15,806	53,821	49,044
OPERATING EXPENSES
Merchandise costs	15,494	13,776	46,971	42,823
Selling, general and administrative	1,789	1,655	5,439	4,998
Preopening expenses	3	9	17	29
Provision for impaired assets and closing costs, net	3	7	5	15

Operating income	491	359	1,389	1,179
OTHER INCOME (EXPENSE)
Interest expense	(27)	(25)	(77)	(75)
Interest income and other, net	10	6	58	39

INCOME BEFORE INCOME TAXES	474	340	1,370	1,143
Provision for income taxes	163	128	484	422

Net income including noncontrolling interests	311	212	886	721
Net income attributable to noncontrolling interests	(5)	(2)	(15)	(9)

NET INCOME ATTRIBUTABLE TO COSTCO	$306	$210	$871	$712

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.69	$0.48	$1.98	$1.64

Diluted	$0.68	$0.48	$1.95	$1.62

Shares used in calculation (000’s)
Basic	440,973	434,354	439,306	433,426
Diluted	448,391	439,997	446,709	439,995

Dividends per share	$0.205	$0.180	$0.565	$0.500

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	May 9, 2010	August 30, 2009
ASSETS
Cash and cash equivalents	$4,413	$3,157
Short-term investments	854	570
Receivables, net	818	834
Merchandise inventories	5,546	5,405
Deferred income taxes and other current assets	426	371

Total current assets	12,057	10,337
Property and equipment, net	11,058	10,900
Other assets	784	742

TOTAL ASSETS	$23,899	$21,979

LIABILITIES AND EQUITY
Accounts payable	$5,975	$5,450
Short-term borrowings and current portion of long-term debt	30	96
Other current liabilities	4,184	3,735

Total current liabilities	10,189	9,281
Long-term debt, excluding current portion	2,132	2,130
Deferred income taxes and other liabilities	606	464

Total liabilities	12,927	11,875

Total Costco stockholders’ equity	10,874	10,024
Noncontrolling interests	98	80

Total equity	10,972	10,104

TOTAL LIABILITIES AND EQUITY	$23,899	$21,979